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                                                                Exhibit 99.1

                        RESPONSE TO SHAREHOLDER QUESTIONS

Following the Company's press release on August 9, 2002, announcing the results for the second quarter, shareholders presented questions via email. Set out below are the questions presented and the Company's responses.

1.     WHAT IS THE HISTORY OF THE NORWEGIAN BUSINESS?

       The Norwegian business is comprised of several hundred contracts. However, the vast majority of the premiums and claims emanate from a number of 3 year policies which incepted in 1998 and 1999 (one).

       It is occupational accident insurance as defined by Norwegian law. In 1998, the policy issuing company in Norway was Les Mutuelles Du Mans Assurance which retroceded the business to ESG Reinsurance Ireland Ltd. In 1999 and 2000, Accent (an ESG group company) was the policy issuing insurance company and it also retroceded the business to ESG Reinsurance Ireland Ltd. The increase in reserves in the second quarter of 2002 reflects the results of an in depth actuarial audit which among other things identified that contrary to Norwegian law, there is NO time bar to the reporting of claims by custom and practice in the Norwegian market. This elimination of the time bar increased the reserves by approximately $6 million USD. In addition, under Norwegian law every occupational injury claim payment is subject to the payment of a tax to the government of 120% of the indemnity amount. Thus, added to the $6 million USD claim reserve is a reserve for the tax of approximately $7.2 million USD.

2.     WHAT ARE THE COMPONENTS OF THE Q2, 2002 LOSS?

       The primary components of the second quarter loss are: (these numbers are approximate)

       13.5      Norwegian loss
        2.4      Foreign exchange
        1.1 Loss in 1997 for ESG Pool (the Norwegian business was written in the ESG Pool in 1997 and ESG Ireland was a 30% quota share reinsurer of the Pool for that year)
        1.0 Administrative expense related to the resolution of legacy issues and closing/downsizing certain operations

3.     WHAT IS THE BASIS FOR THE EXPECTATION OF A RETURN TO PROFITABILITY IN
       2003?

       The profitability for 2003 is based on a cash capital model that projects:

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           o A higher proportion of Direct segment business to Reinsurance segment business
           o 98 and 99 underwriting years are run out (except for longer tail Norwegian business)
           o Expected reduction in administration expense due to closing of the German office, downsizing of other operations and resolution of certain legacy matters
           o Legal contingencies will not adversely develop in 2003.

4.     DOES THE COMPANY PLAN TO SLASH OPERATING EXPENSES?

       It is expected that administrative costs will reduce in 2003 as a result of resolving some of the legacy issues and as a result of closing and downsizing certain operations.

5.     WHY DID ACQUISITION COSTS FALL IN Q2, 2002?

       Acquisition costs fell in Q2, 2002 because we restated some accounts in Latin America due to a final reconciliation with the Cedant as well as an overall reduction in Earned premium due to Premiums not being received or below the original estimate.

6.     WHY IS DAC AS A PERCENTAGE OF Q2, 2002 NPE INCREASED YEAR AFTER YEAR?

       The DAC as a percentage is higher in Q2 as
           a) We are writing less business
           b) Premiums are lower this quarter due to premium reductions in the quarter.

7.     HOW DOES THE RATING AFFECT BUSINESS PLAN PROJECTIONS FOR 2003?

       Our cash/capital model does not anticipate any increase in rating. If the rating does increase certain costs such as banking fees and fronting fees will be reduced. If the rating decreases there is no impact on the 2003 projection other than increase in banking fees.

8.     CAN YOU DESCRIBE YOUR CO REINSURANCE ARRANGEMENT FOR 2002?

       For 2002, "co reinsurance" contracts exist for each MGU program through an MGU captive risk taking entity. These contracts incept and expire with the quota share treaty between ESG and the ceding company. In addition the remaining business is protected after a common account excess of loss reinsurance protection. This contract expires at December 31, 2002.

       2003 Co reinsurance discussions will begin in mid September, 2002.


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9.     WHAT IS THE RELATIONSHIP BETWEEN EXPERIENCE IN THE ASIA/AUSTRALIA DIRECT
       SEGMENT AND THE EUROPE DIRECT SEGMENT? HOW IS THIS BUSINESS MONITORED? WHY DOES THE COMPANY BELIEVE THIS IS A GOOD USE OF CAPITAL?

       The company uses the methods and systems developed in Asia for Europe. This business is monitored through a series of metrics that gauge key indicators such as volume of call lists, response rates, marketing costs and underwriting profit. The Q2, 2002 results for the Direct business indicate the profitability of this business.

10.    HOW DOES THE STRATEGY ANTICIPATE SUPPORT OF ADMINISTRATIVE EXPENSES?

       Operating expenses include both local and Shared Services and any foreign exchange loss. The plan anticipates that local operating expenses are covered by technical profit and Shared Services are covered by investment income, co reinsurance fees and technical profit.

11. WHAT ASSURANCES ARE THERE THAT ANY ADDITIONAL CAPITAL WILL BE CONTRIBUTED IN A MANNER THAT IS EQUITABLE TO ALL SHAREHOLDERS?

       At this time it is not anticipated that additional capital will be needed.

12.    WHY KEEP THE REINSURANCE SEGMENT?

       The Reinsurance segment continues to produce profitable income to ESG and is important to cover corporate overheads as we continue to invest in the Direct segment.

Uncertainties related to forward looking statements: Certain statements in this Response to Shareholder Questions constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the following: The Company's lack of history as a reinsurer and its increased scope of business; the company's dependence on key clients; the volatility and unpredictability of the risks the company insures; the cyclical nature of the reinsurance market; competition and the company's evaluation by insurance rating agencies; changes in tax laws and regulations; foreign currency fluctuation; and the adequacy of loss reserves. A further discussion of factors that could affect the Company's results is included in reports filed by the Company with the Securities and Exchange Commission and in the Company's Prospectus dated December 12, 1997.


                                                               SEPTEMBER 3, 2002

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